SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )
Filed by the Registrant  ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

RONSON CORPORATION (Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	1)	Amount previously paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

RONSON CORPORATION
Corporate Park III
Campus Drive
Post Office Box 6707
Somerset, New Jersey 08875
____________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 6, 2007
_____________________________

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Meeting”) of Ronson Corporation (the “Company”) will be held at the Holiday Inn Somerset, 195 Davidson Avenue, Somerset, New Jersey, on December 6, 2007 at 10 o’clock a.m. (Eastern Standard Time) for the following purposes:

1.	To elect two (2) Class II directors;

2.	To ratify the appointment of Demetrius & Company, L.L.C., as independent auditors for the Company for the year 2007; and

to consider and act upon such other business which may properly come before the Meeting.

The Board of Directors has fixed the close of business on October 25, 2007, as the time as of which the stockholders of record entitled to notice of and to vote at the Meeting will be determined.

You are cordially invited to attend the Meeting in person or to send a proxy so that your shares may be represented.  Even though you have sent a proxy, if you attend the Meeting in person, you may revoke the proxy and vote your shares in person.

A proxy is enclosed with this notice, together with a postage-paid return envelope. Please sign and date the proxy and mail it in the return envelope.

Justin P. Walder
Secretary

Dated: November 1, 2007

RONSON CORPORATION
Corporate Park III
Campus Drive
Post Office Box 6707
Somerset, New Jersey 08875
__________________________

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
December 6, 2007
___________________________

The enclosed proxy is solicited by the Board of Directors (the “Board”) of Ronson Corporation (the “Company”), for use at the Annual Meeting of Stockholders (the “Meeting”) to be held on December 6, 2007, at 10 o’clock a.m. (Eastern Standard Time), at the Holiday Inn Somerset, 195 Davidson Avenue, Somerset, New Jersey, and at any adjournment thereof. The Meeting has been called for the following purposes:

1.	To elect two (2) Class II directors;

2.	To ratify the appointment of Demetrius & Company, L.L.C., as independent auditors for the Company for the year 2007; and

to consider and act upon such other business which may properly come before the Meeting.

Stockholders are requested to date and execute the enclosed form of proxy and return it in the postage-paid return envelope provided. If the enclosed proxy is signed and returned prior to the Meeting, it will be voted, unless subsequently revoked, in accordance with the specification made thereon or, if no specification is made, in accordance with the recommendations of Management. The enclosed proxy may be revoked at any time prior to the voting thereof by notifying the Secretary of the Company in writing of the revocation or by filing with the Secretary another duly executed proxy bearing a later date. Even though you have sent a proxy, if you attend the Meeting in person, you may revoke the proxy and vote your shares in person. Under New Jersey law, your attendance at the Meeting by itself does not revoke your proxy, a written notice of revocation filed with the Secretary of the Meeting prior to the voting of the proxy is also necessary.

This proxy statement and the accompanying form of proxy are first being mailed to stockholders on or about November 2, 2007.  The expenses of preparing, assembling, printing and mailing these proxy materials will be paid by the Company.

The Company will also reimburse brokers, fiduciaries and nominees for the cost of forwarding proxies and proxy statements to the beneficial owners of Common Stock. In addition to solicitation by mail, directors, officers and regular employees of the Company may also solicit proxies in person or by telephone. Directors and officers of the Company who may also solicit proxies will receive no additional compensation for rendering such services. To assist in the solicitation of proxies from all stockholders, including brokers, bank nominees, institutional holders and others, the Company has engaged Georgeson, Inc. of New York City for a fee estimated to be approximately $6,000 plus out of pocket expenses.

Quorum and Voting

The Company has outstanding only one class of voting securities, Common Stock. Each share of Common Stock is entitled to one vote. Only stockholders of record at the close of business on October 25, 2007, are entitled to vote at the Meeting.  There were 4,842,417 shares of the Company’s Common Stock outstanding at the close of business on October 25, 2007.

The affirmative vote of holders of a majority of the Company’s Common Stock present at the Meeting in person or by proxy is required to elect two (2) Company directors, and to ratify the appointment of Demetrius & Company, L.L.C., as the Company’s independent auditors for the year 2007, provided that a quorum, consisting of at least a majority of the Company’s outstanding Common Stock, is present.

For purposes of determining the presence of a quorum, abstentions and broker “non-votes” are counted as represented. A broker “non-vote” occurs when a nominee (such as a broker) holding shares for a beneficial owner abstains from voting on a particular proposal because the nominee does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner on how to vote those shares. In order to be approved, each proposal being considered requires the affirmative vote of a majority of the votes cast. For that purpose, abstentions and broker non-votes will not affect the voting results.

Principal Holders of the Company’s Voting Securities

Set forth below are the persons who, to the best of management’s knowledge, own beneficially more than five percent of any class of the Company’s voting securities, together with the number of shares so owned and the percentage which such number constitutes of the total number of shares of such class presently outstanding:

Title of	Name and Address of	Amount and Nature of	Percent of
Class	Beneficial Owner	Beneficial Ownership	Class

Common	Louis V. Aronson II	1,340,898 (1)	27.7% (1)
Campus Drive
P.O. Box 6707
Somerset, New Jersey 08875

Common	Carl W. Dinger III	561,983 (2)	11.6% (2)
P.O. Box 150
Green Village, New Jersey 07935

Common	Steel Partners II, L.P.	460,034 (3)	9.5% (3)
590 Madison Avenue
32nd Floor
New York, New York 10022
_____________________________

(1)
The Ronson Corporation Retirement Plan (“Retirement Plan”) is the beneficial owner of 229,555 shares.  The shares held by the Retirement Plan are voted by the Retirement Plan’s trustees, Messrs. L.V. Aronson and Ganz.  If the shares held by the Retirement Plan were included in Mr. L.V. Aronson’s beneficial ownership, Mr. L.V. Aronson’s beneficial ownership would be 1,570,453 shares, or 32.4% of the class; however, if the shares held by the Retirement Plan were not included in Mr. L.V. Aronson’s beneficial ownership, but instead were included in Mr. Ganz’s beneficial ownership, Mr. Ganz’s beneficial ownership would be 280,340 shares, or 5.8% of the class.  The Retirement Plan’s holdings were reported in 1988 on a Schedule 13G, as amended September 22, 1997, adjusted for the April 16, 2007, 5% stock dividend.

(2)
561,983 shares of Common Stock owned directly.  This information was provided to the Company by Mr. Dinger on a Form 4 dated March 28, 2005, adjusted for the 5% stock dividends issued through April 16, 2007.

(3)
Steel Partners, L.L.C., the general partner of Steel Partners II, L.P. and Mr. Warren G. Lichtenstein, the sole executive officer and managing member of Steel Partners, L.L.C., are also beneficial owners of the shares.  This information was obtained from a Schedule 13D/A filed with the SEC on October 12, 2007, by Steel Partners II, L.P., and Mr. Lichtenstein.

Security Ownership of Management

The following table shows the number of shares of Common Stock beneficially owned by each director, each named executive officer, and by all directors and officers as a group as of October 25, 2007, and the percentage of the total shares of Common Stock outstanding on October 25, 2007, owned by each individual and by the group shown in the table. Individuals have sole voting and investment power over the stock shown unless otherwise indicated in the footnotes:

Name of Individual or	Amount and Nature of	Percent of
Identity of Group	Beneficial Ownership	Class
Louis V. Aronson II	1,340,898 (2)	27.7% (2)
Robert A. Aronson	16,910	(1)
Barbara L. Collins	1,157	(1)
Edward E. David, Jr.	551	(1)
Erwin M. Ganz	50,785 (2)	1.0% (2)
I. Leo Motiuk	10,888	(1)
Gerard J. Quinnan	13,385	(1)
Justin P. Walder	80,054	1.7%
Daryl K. Holcomb	64,533	1.3%
All directors and officers as a group
(ten (10) individuals including those named above)	1,579,161	32.6%
____________________________

(1)	Shares owned beneficially are less than 1% of total shares outstanding.

(2)
Does not include 229,555 shares of issued Common Stock owned by the Retirement Plan. The shares held by the Retirement Plan are voted by the Retirement Plan’s trustees, Messrs. L.V. Aronson and Ganz. If the shares held by the Retirement Plan were included in Mr. L.V. Aronson’s beneficial ownership, Mr. L.V. Aronson’s beneficial ownership would be 1,570,453 shares, or 32.4% of the class; however, if the shares held by the Retirement Plan were not included in Mr. L.V. Aronson’s beneficial ownership, but instead were included in Mr. Ganz’s beneficial ownership, Mr. Ganz’s beneficial ownership would be 280,340 shares, or 5.8% of the class.

1. ELECTION OF DIRECTORS

Pursuant to the Company’s Certificate of Incorporation and Bylaws, two (2) directors are to be elected at this year’s Meeting to fill Class II positions that will expire with the 2010 Annual Meeting of Stockholders.  The Nominating Committee of the Board has nominated Messrs. Erwin M. Ganz and Justin P. Walder for election as Class II directors.

Proxies will be voted for the election of such nominees unless contrary instructions are set forth on the proxy.

The Board of Directors recommends that stockholders vote FOR the two nominated directors to fill the Class II positions.

The following table contains information regarding the present Board, including information regarding the nominees for election, who are currently directors of the Company:

Name of Director	Age	Period Served as Director	Term as Director Expires	Positions and Offices with Company Presently Held (other than that of Director); Business Experience During Past Five Years (with Company unless otherwise noted)

Louis V. Aronson II	84	1952 - Present	2008	President and Chief Executive Officer; Chairman of Executive Committee.

Barbara L. Collins	54	2004 - Present	2009
Member of Compensation Committee, Nominating Committee and Audit Committee; President and CEO of The Whistling Elk, Chester, NJ, the principal business of which is home furnishing and interior decorating, 1990 to present; Vice President of Human Resources of Van Heusen Retail Division of Phillips-Van Heusen Corporation, the principal business of which is retail apparel, 1986 to 1990.

Edward E. David, Jr.	82	2005 - Present	2009
Chairman of the Audit Committee, Member of Nominating Committee and Compensation Committee; President, EED, Inc., the principal business of which is advising industry, government and universities on  technology, research and innovation management, 1977 to present; Affiliate of The Washington Advisory  Group, 2004 to present, the principal business of which is providing strategic counsel and management advice; Principal and Vice President, Treasurer, The Washington Advisory Group, 1997 to 2004; President, Exxon Research and Engineering, the principal business of which is research, development, engineering and technical service for Exxon Corporation, 1977 to 1985; Executive Vice President R&D and Planning, Gould, Inc., 1973 to 1977;  Science Advisor to the President of the United States, 1970 to 1973; Executive Director, Research, Bell Telephone Laboratories, 1950 to 1970; Life Member MIT Corporation, Member of Executive Committee, 1974 to present.

Erwin M. Ganz	78	1976 - Present	2007
Treasurer & Assistant Secretary, January 2006 to present; Member of  Executive Committee; Consultant for the Company, 1994 to 2005; Executive Vice President-Industrial Operations, 1975 to 1993; Chief Financial Officer, 1987 to 1993.

Name of Director	Age	Period Served as Director	Term as Director Expires	Positions and Offices with Company Presently Held (other than that of Director); Business Experience During Past Five Years (with Company unless otherwise noted)

I. Leo Motiuk	62	1999 - Present	2008
Member of Audit Committee; Counsel, Windels Marx Lane & Mittendorf, LLP, Attorneys at Law, New Brunswick, NJ; Attorney, 2004 to present; Former partner in Shanley Fisher, P.C., Attorneys at Law, Morristown, NJ, 1990 to 1999.

Gerard J. Quinnan	79	1996 - Present	2009
Member of Compensation Committee, Executive Committee and Nominating Committee; Consultant for the Company, 1990 to present; Vice President-General Manager of Ronson Consumer Products Corporation, 1981 to 1990.

Justin P. Walder	71	1972 - Present	2007	Secretary; Assistant Corporation Counsel; Member of Executive Committee; Principal in Walder, Hayden & Brogan, P.A., Attorneys at Law, Roseland, NJ.

No director also serves as a director of another company registered under the Securities Exchange Act of 1934, except for Dr. David who serves as a director of Newire.

On October 18, 2007, the Board of Directors reduced the number of Directors of the Company to seven (7) from the previous nine (9), to become effective at the Meeting.

The following table sets forth certain information concerning the executive officers of the Company, each of whom is serving a one-year term of office, except Mr. Louis V. Aronson II, who is a party to an employment contract with the Company which expires on December 31, 2009:

Name	Age	Period Served as Officer	Positions and Offices with Company; Family Relationships

Louis V. Aronson II	84	1953 - Present	President & Chief Executive Officer; Chairman of the Executive Committee; Director.

Erwin M. Ganz	78	2006 - Present	Treasurer & Assistant Secretary; Director; No family relationship.

Daryl K. Holcomb	56	2006 - Present	Vice President, Chief Financial Officer & Controller.
		1996 - 2005	Vice President, Chief Financial Officer, Controller & Treasurer.
		1993 - 1996	Chief Financial Officer, Controller & Treasurer.
		1988 - 1993	Controller & Treasurer; No family relationship.

Justin P. Walder	71	1989 - Present	Secretary;
		1972 - Present	Assistant Corporation Counsel; Director; No family relationship.

Messrs. L.V. Aronson and Holcomb have been employed by the Company in an executive capacity for at least the five-year period immediately preceding the date hereof.  Mr. Walder has been Secretary, Assistant Corporation Counsel and Director of the Company and a principal in Walder, Hayden & Brogan, P.A., Attorneys at Law, for at least the five-year period preceding the date hereof.  Mr. Ganz was a consultant to the Company and others from 1994 to 2005.  Mr. Ganz was Executive Vice President – Industrial Operations for the Company from 1975 to 1993.

Section 16(a)  Beneficial Ownership Reporting Compliance.

Under Securities and Exchange Commission ("SEC") rules, the Company is required to review copies of beneficial ownership reports filed with the Company which are required under Section 16(a) of the Exchange Act by officers, directors and greater than 10% beneficial owners.  Based solely on the Company's review of forms filed with the Company, the Company believes no information is required to be reported under this item.

BOARD OF DIRECTORS

The Board of the Company held seven (7) regular meetings during 2006.  During the year 2006, each of the directors in office, including those standing for reelection, attended more than 75% of the total number of meetings of the Board and Committees on which the director served.

Director Independence

The Company’s Board of Directors has determined, after considering all the relevant factors, that Ms. Collins, Messrs. David, Motiuk, and Quinnan are each independent directors, as “independence” is defined in the Nasdaq Marketplace Rules.  Further, the Board has determined that each of the directors who serve on the Audit, Compensation, and Nominating Committees of the Board meets the definition of independence applicable to each committee as defined in the Nasdaq Marketplace Rules.

The Board currently has four standing Committees: Executive, Nominating, Audit and Compensation.

Executive Committee

The Executive Committee consists of four (4) individuals: Messrs. L.V. Aronson (Chairman), Ganz, Quinnan and Walder.  The Executive Committee is empowered to exercise all the powers of the Board when the Board is not in session or when a quorum of the Board does not attend a meeting properly called, except that it shall not act in conflict with any action or position previously taken by the Board nor take certain other actions reserved to the Board.  The Executive Committee met nine (9) times during 2006.

Nominating Committee

The Nominating Committee makes recommendations to the Board concerning the composition of the Board, including its size and the qualification of its membership. It also recommends nominees to fill vacancies or new positions on the Board and a slate of directors to serve as the Board’s nominees for election by the stockholders at the Annual Meeting. The Nominating Committee also reviews and makes recommendations to the Board concerning assignments to Board Committees.

The Company’s Board of Directors has adopted a written charter for the Nominating Committee, a copy of which is posted on the investor relations page of its website, www.ronsoncorp.com.

The Nominating Committee consists of three individuals: Ms. Collins and Messrs. Quinnan and David.  All members of the Nominating Committee are independent directors, as that term is defined by the rules and regulations of the NASDAQ.  The Nominating Committee met three (3) times during 2006.

Nominations for the election of directors may be made by stockholders entitled to vote in the election of directors. The Committee will give due consideration to all nominations presented by stockholders provided the stockholders give timely Notice thereof in writing to the Secretary of the Company. To be timely, such Notice must be delivered to, or mailed by United States Postal Service certified first class, postage prepaid, and received at the principal executive offices of the Company (1) with respect to an election at the 2008 Annual Meeting of Stockholders (a) not later than September 7, 2008, ninety (90) days prior to the first anniversary of the 2007 Annual Meeting, or (b) in the event the date of the Annual Meeting is more than sixty (60) days before such  anniversary date, not later than ten (10) days after the earlier of the date on which public announcement of the date of such Meeting is first made by the Company or the date the Company first mails Notice of such Meeting to stockholders, and (2) with respect to an election to be held at a Special Meeting of Stockholders, not later than ten (10) days after the earlier of the date on which public announcement of such Meeting is first made by the Company or the date the Company first mails to stockholders Notice of the Special Meeting.

Audit Committee

The Audit Committee of the Board of Directors reports to the Board regarding the appointment of the Company’s independent public accountants, the scope and results of its annual audits, compliance with accounting and financial policies and management’s procedures and policies relative to the adequacy of internal accounting controls.

The Company’s Board of Directors has adopted a written charter for the Audit Committee, a copy of which can be found on the investor relations page of its website www.ronsoncorp.com.

The Audit Committee consists of three (3) independent directors:  Messrs. David and Motiuk, and Ms. Collins.  Each member of the Audit Committee is an independent director, as independence is defined in the listing standards of the NASDAQ relating to audit committee members.  Each member of the Audit Committee is “financially literate” as required by NASDAQ rules.  The Board of Directors has determined that Dr. David, the Audit Committee Chairman, is an “audit committee financial expert” as defined by regulations adopted by the Securities and Exchange Commission and meets the qualifications of “financial sophistication” in accordance with NASDAQ rules.  Stockholders should understand that these designations related to our Audit Committee members’ experience and understanding with respect to certain accounting and auditing matters do not impose upon any of them any duties, obligations or liabilities that are greater than those generally imposed on a member of the Audit Committee or of the Board.  The Audit Committee met two (2) times during 2006.

Report of the Audit Committee

March 23, 2007

To the Board of Directors of Ronson Corporation:

We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2006.

We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees”, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, “Independence Discussions with Audit Committee”, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors’ independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

Audit Committee:
Paul H. Einhorn, Chairman (since retired)
Edward E. David, Jr.
Barbara L. Collins
I. Leo Motiuk

Compensation Committee

The Compensation Committee makes recommendations to the Board reviewing objectives relevant to the compensation of the Chief Executive Officer and other executive officers.  The Compensation Committee evaluates the performance of the Chief Executive Officer and other executive officers of the Company in light of the goals and objectives of the Company and approves their annual compensation packages, including base salaries, stock options, variable pay amounts and variable pay standards, based on these evaluations.  The Committee also makes an annual report on executive compensation in the Company’s annual proxy statement as required by the rules of the Securities and Exchange Commission and other regulatory bodies.  In addition, the Compensation Committee reviews and recommends to the full Board of Directors, executive incentive compensation plans and equity-based plans in which executive officers and members of the Board of Directors are eligible to participate.

The Company’s Board of Directors has adopted a written charter for the Compensation Committee, a copy of which is posted on the investor relations page of its website, www.ronsoncorp.com.

The Compensation Committee consists of three individuals: Ms. Collins and Messrs. David and Quinnan.  All members of the Compensation Committee are independent directors, as that term is defined by the rules and regulations of the NASDAQ.  The Compensation Committee met two (2) times in 2006.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The Summary Compensation Table presents compensation information for the years ended December 31, 2006, 2005, and 2004, for the Chief Executive Officer, Chief Financial Officer, and the other executive officers of the Company whose total compensation exceeded $100,000.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Non-Equity Incentive Compensation Plan ($)(1))	All Other Compensation ($)(2)(3)	Total ($)

Louis V. Aronson II	2006	$572,991	$53,040	$ 82,154	$708,185 (4)
President & Chief	2005	605,337	34,160	85,968	725,465
Executive Officer	2004	616,120	54,484	84,717	755,321

Daryl K. Holcomb	2006	$158,100	$19,159	$ 11,698	$188,957
Vice President, Chief Financial	2005 2004	167,025 165,000	12,797 20,020	12,015 13,079	191,837 198,099
Officer & Controller

Erwin M. Ganz (5) Treasurer and Assistant Secretary	2006 2005 2004	$88,350 -- --	$21,400 -- --	$ 20,965 151,670 (6) 123,680 (6)	$130,715 151,670 123,680
______________________________________

1)	The non-equity incentive compensation – management incentive plan (“MIP”) results from the attainment by the Company’s operating subsidiaries of certain levels of net sales and profits before taxes.

2)
In 2006, All Other Compensation included perquisites and other personal benefits (Mr. L.V. Aronson, $34,175; Mr. Holcomb, $6,506 and Mr. Ganz, $2,755), matching credits by the Company under its Employee’s Savings Plan (Mr. L.V. Aronson, $4,400, Mr. Holcomb, $3,418, and Mr. Ganz $2,127), and life insurance premiums (Mr. L.V. Aronson, $43,579, Mr. Holcomb, $1,774, and Mr. Ganz, $16,083).

3)
The types of perquisites and other personal benefits provided to the named executive officers include personal use of Company-owned autos, long-term care insurance for Mr. L.V. Aronson and Mr. Holcomb, and an expense allowance for Mr. Aronson (that was terminated on September 30, 2006 at Mr. L.V. Aronson’s request).

4)
The total compensation in 2006 for Mr. L.V. Aronson would have been reduced to $609,014 on the basis that the total compensation reflected the reduction of deferred vacation pay of $99,171, the value of the deferred vacation pay volunteered to be waived by Mr. L.V. Aronson in the third quarter of 2006.

5)	Mr. Ganz was appointed Treasurer and Assistant Secretary on January 1, 2006.

6)
The All Other Compensation for Mr. Ganz in 2005 and 2004 included consulting fees, directors fees, and in 2005, an inducement payment of $18,000 to rejoin the Company as Treasurer and Assistant Secretary.

7)	No salaried employees of the Company accrue any benefits under the Company’s defined benefit pension plan, and therefore, the Change in Pension Value column of the table is not applicable.

2006 GRANTS OF PLAN BASED AWARDS

No stock options were granted under the Company’s stock option plans.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2006

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date

Erwin M. Ganz	7,258 (1)	$.891	9/12/07
__________________ (1) 7,258 options were exercised by Mr. Ganz on 7/27/07.

2006 OPTION EXERCISES

Name	Number of Securities Acquired in Exercise (#) (1)	Value Realized (2) ($)

Daryl K. Holcomb	23,612	$27,883
__________________________

(1)	The number of shares acquired on exercise has been adjusted for the 5% common stock dividend declared February 1, 2007.

(2)	The value realized equals the market value of the common stock acquired on the date of exercise minus the exercise price.

2006 PENSION BENEFITS
Name (1)	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During 2006 ($)

Erwin M. Ganz	Ronson Corporation Retirement Plan	24 (2)	$377,416 (3)	$48,605
___________________________

(1)	No other named executive officer is a participant in the Company’s defined benefit pension plan.

(2)	The credited service for Mr. Ganz is the period from the inception of the retirement plan to June 30, 1985, the date the benefit accruals were frozen.

(3)
Refer to Note 6 of Notes to Consolidated Financial Statements in the Company’s 2006 Annual Report on Form 10-K for material assumptions utilized in the computation of the present value of accumulated benefits.

2006 NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in 2006 ($)	Registrant Contributions in 2006 ($)	Aggregate Earnings in 2006 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2006 ($)

Louis V. Aronson II	--	--	--	-- (2)	$26,447 (1)
_____________________________
(1)	The deferred compensation for Mr. L.V. Aronson represents earned, but not taken, vacation time which was earned in years prior to 1990.

(2)	In the third quarter of 2006, Mr. L.V. Aronson voluntarily waived earned vacation time, amounting to $99,171, that had not been taken by Mr. Aronson.

COMPENSATION OF DIRECTORS

Directors who are not officers of the Company receive an annual fee of $10,000 and, in addition, are compensated at the rate of $750 for each regular meeting and $450 for each telephonic meeting of the Company’s Board of Directors actually attended and $450 for each meeting of a Committee of the Company’s Board of Directors actually attended.  Independent directors, as defined under NASDAQ Listing Requirements, receive an additional annual fee of $1,000 as compensation for separate meetings of the independent directors.  Officers receive no compensation for their services on the Board or on any Committee.

2006 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($)	Total ($)
Robert A. Aronson	$14,950	$ --	$14,950
Barbara L. Collins	19,100	--	19,100
Edward E. David, Jr.	16,100	10,000 (1)	26,100
Paul H. Einhorn	18,200	--	18,200
I. Leo Motiuk	16,850	--	16,850
Gerard J. Quinnan	21,800	21,367 (2)	43,167
Justin P. Walder	--	89,243 (3)	89,243
_________________________________

(1)	Mr. David received fees for consulting services which ended on September 30, 2006.

(2)	Mr. Quinnan received fees for consulting services at a specified daily rate.

(3)
Mr. Walder received compensation in 2006 as the Company’s Secretary and Assistant Corporation Counsel as follows:  salary $83,700, matching credits by the Company under its Employee’s Savings Plan, $1,674, and life insurance premiums, $3,869.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND
CHANGE-IN-CONTROL ARRANGEMENTS

On November 24, 2003, the Company and Mr. L.V. Aronson entered into a new employment agreement which became effective upon the December 31, 2004 expiration of the prior agreement.  On May 17, 2007, the Company extended the employment agreement of Mr. L.V. Aronson, which had been due to expire on December 31, 2007, to December 31, 2009.  The agreement provides for the payment of a base salary which may, subject to the Company reporting operating earnings in the year prior to each increase, be increased 3.5% as of January 1 of each year beginning in 2005.  Mr. L.V. Aronson waived the 3.5% increases due on January 1, 2005, on January 1, 2006, and on January 1, 2007.  Effective October 1, 2005, Mr. Aronson offered and accepted a 7% reduction in his base salary provided for by the terms of his employment contract.  Both the existing and new contracts also provide that the Company shall reimburse Mr. L.V. Aronson for reported expenses incurred on behalf of the Company, provide him with an automobile, and pay a death benefit equal to two years' salary.  The Company has purchased term insurance, for which the Company is the sole beneficiary, to provide coverage for a substantial portion of the potential death benefit.  Under the employment contract, Mr. L.V. Aronson's full compensation will continue in the event of Mr. L.V. Aronson's disability for the duration of the agreement or one full year, whichever is later.  The employment contracts also provide that if, following a Change in Control (as defined in the employment contract), Mr. L.V. Aronson's employment with the Company terminated under prescribed circumstances as set forth in the employment contract, the Company will pay Mr. L.V. Aronson a lump sum equal to the base salary (including the required increases in base salary) for the remaining term of the employment contract.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

In October 1998 the Company entered into a consulting agreement with Mr. Carl W. Dinger III, a greater than 5% shareholder of the Company.  The agreement provided that Mr. Dinger perform certain consulting services for the Company for a period ending on April 7, 2000.  The Company and Mr. Dinger entered into a second consulting agreement effective upon the expiration date of the original agreement.  This agreement provided that Mr. Dinger continue to perform consulting services for the Company through April 7, 2004 at a fee of $7,000 per month.  During 2004 the agreement was extended on a month-to-month basis through July 7, 2004.  A new consulting agreement was effective on July 8, 2004, which provided that Mr. Dinger continue to perform consulting services at a fee of $7,000 per month for the Company for a period of thirty-six months through July 7, 2007.  On January 1, 2006, Mr. Dinger's consulting fee was reduced by 7% from $7,000 per month to $6,510 per month.  Mr. Dinger was compensated $78,120, $84,000, and $84,000 during each of the years ended December 31, 2006, 2005 and 2004 under the agreements.  On July 7, 2007, the consulting agreement expired.

In October 1998 Mr. Dinger granted an option to the Company to purchase the 186,166 shares of the Company's common stock then held by Mr. Dinger.  The option was for a period of 18 months expiring on April 7, 2000.  In 2000 Mr. Dinger granted a new option to the Company, to purchase the shares of the Company's common stock held by Mr. Dinger.  The option was for a period of 48 months, expiring April 7, 2004.  The cost of the option was $4,000 per month for the period of the option or until exercised.  In March 2000 Mr. Dinger purchased 304,877 shares of newly issued restricted common stock of the Company at a price of $1.87 per share with a cash payment of $569,000 to the Company.  During 2004 the option agreement was extended on a month-to-month basis through July 7, 2004.  A new option agreement was effective on July 8, 2004.  The new option granted by Mr. Dinger was for a period of 36 months, expiring on July 7, 2007.  The exercise price of the option is $5.62 per share for the 561,983 shares now held by Mr. Dinger.  The cost of the option was $4,000 per month for the period of the option or until exercised.  As part of each of the option agreements, Mr. Dinger granted the Board of Directors of the Company an irrevocable proxy to vote the optioned shares during the term of the option.  The Company expended $48,000 for the options during each of the years ended December 31, 2006, 2005 and 2004, which were charged to Additional Paid-in Capital.  On July 7, 2007, the option expired.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the year ended December 31, 2006, no director or officer of the Company was indebted to the Company or its subsidiaries.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee is responsible for making recommendations to the Board regarding the executive compensation program.

The program covers the named executive officers, all other executive officers and other key employees.  The program has three principal components: base salary, annual cash incentives under the Company's Management Incentive Plan ("MIP"), and stock options under the Company's Incentive Stock Option Plans ("ISO Plans").  Mr. L.V. Aronson's base salary is determined by the terms of his employment contract dated November 24, 2003, which became effective on January 1, 2005, except for the reductions which have been offered and accepted from time to time by Mr. L.V. Aronson.  The employment contract dated November 24, 2003, was preceded by an employment contract dated September 21, 1978, amended from time to time through September 19, 2001.  The expiration date of the prior contract, as amended, was December 31, 2004.  The amendments to Mr. L.V. Aronson's prior employment contract and the reductions offered by him and accepted by the Company from time to time have been reviewed and approved by the Compensation Committee and the Board.

Mr. L.V. Aronson’s employment contract provides for an increase in his base salary of 3.5% on January 1 of each year of the contract, subject to the Company reporting operating earnings in the year prior to the increase.  Mr. L.V. Aronson waived the 3.5% increase due under the terms of the employment contract on each of January 1, 2005, 2006, and 2007.  In addition, Mr. Aronson, along with several other employees and consultants with earnings over $100,000, accepted a 7% reduction in base salary on October 1, 2005.  The Compensation Committee and the Board also reviewed and approved the salaries of all of the other executive officers.  Prior to the beginning of the fiscal year, the Compensation Committee and the Board reviewed and approved which employees participate in the Company's MIP and the criteria which will determine the cash awards under the plan to the participants after the close of the fiscal year.  The Compensation Committee and the Board also reviewed and approved all earned awards under the Company's ISO Plans.

The base salaries are intended to meet the requirements of the employment contract in effect for Mr. L.V. Aronson and to fairly compensate all the officers of the Company for the effective exercise of their responsibilities, their management of the business functions for which they are responsible, their extended period of service to the Company and their dedication and diligence in carrying out their responsibilities for the Company and its subsidiaries.  In 2006 and prior years, the Compensation Committee and the Board, after review, have approved increases to the other executive officers.

The Company's MIP is based on the financial performance of the Company's subsidiaries and is adopted annually, after review, for the ensuing year by the Board and its Compensation Committee.  Each year the Compensation Committee and the Board set the formula for determining incentive compensation under the MIP for the Company and each subsidiary based upon (1) the amount net sales of each subsidiary exceed thresholds established by the Compensation Committee and the Board and (2) pretax profits of each subsidiary as a percent of net sales.  The Compensation Committee and the Board determines who of the Company's and its subsidiaries' key employees are eligible to participate in the MIP and what each employee's level of participation may be.  The thresholds set by the Compensation Committee and the Board must be met by the end of the fiscal year in order for each eligible employee to receive an earned award under the MIP for that year.

The stock options granted under the Company's ISO Plans are designed to create a proprietary interest in the Company among its executive officers and other key employees and reward these executive officers and other key employees directly for appreciation in the long-term price of the Company's common stock.  The ISO Plans directly link the compensation of executive officers and other key employees to gains by the stockholders and encourage the executive officers, directors, and other key employees to adopt a strong stockholder orientation in their work.  In 2006 no options were granted.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with management, and, based on the review and discussions, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2006 annual report on Form 10-K.

Compensation Committee:
Barbara L. Collins
Edward E. David, Jr.
Gerard J. Quinnan

PERFORMANCE GRAPH

The following line graph compares the yearly percentage change in the cumulative total stockholder returns on the Company’s Common Stock during the five fiscal years ended December 31, 2006, with the cumulative total returns of the NASDAQ Stock Market (U.S. Companies) Index and the Russell 2000 Index.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS AMONG THE COMPANY,
NASDAQ STOCK MARKET INDEX AND RUSSELL 2000 INDEX

This graph assumes that $100 was invested in the Company’s Common Stock on December 31, 2001, in the NASDAQ Stock Market (U.S. Companies) Index and in the Russell 2000 Index, and that dividends are reinvested.

The Company has determined that it is not possible to identify a published industry or line-of-business index or a peer group of companies since the Company has two distinct lines of business. The Company has selected the Russell 2000 Index since it is composed of companies with smaller capitalizations.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under SEC rules, the Company is required to review copies of beneficial ownership reports filed with the Company which is required under Section 16(a) of the Exchange Act by officers, directors and greater than 10% beneficial owners. Based solely on the Company’s review of forms filed with the Company, the Company believes that no information is required to be reported under this item.

CERTAIN LITIGATION

Steel Partners II, L.P., et al v. Louis V. Aronson II, Robert A. Aronson, Erwin M. Ganz, I. Leo Motiuk, Gerard J. Quinnan, Justin P. Walder, Saul H. Weisman, Carl W. Dinger III and Ronson Corporation

On March 25, 2003, a derivative lawsuit was filed against the directors of the Company in the Superior Court of New Jersey, Chancery Division, Essex County by Steel Partners II, L.P. and Warren G. Lichtenstein.  The lawsuit alleges, among other matters, breach of fiduciary duty and an absence of disinterestedness by the defendants, and use of corporate control to advance their own interests.  The lawsuit seeks monetary damages on behalf of the Company as well as equitable relief to invalidate the Company’s preferred shares rights agreement and certain consulting agreements, to enjoin performance of agreements with certain directors and to require the Company’s President and Chief Executive Officer to divest those shares acquired, and not to acquire additional shares while the preferred shares rights agreement has been or remains in place.

A special litigation committee of two independent directors was created by the Board of Directors of the Company to investigate and evaluate the allegations made in the lawsuit.  The committee concluded that none of the directors breached any fiduciary duty owed to the Company or its shareholders, that it is not in the best interest of the Company or its shareholders to continue legal action against the directors on any of the claims asserted in the derivative complaint and that the Company seek to dismiss the derivative action.  On June 19, 2006, the court granted the motion of the Company’s directors, ruling that the special litigation committee was independent, that by virtue of the special litigation committee defense all claims to the extent based upon the preferred shares rights agreement were dismissed, and that the application to dismiss the remaining claims was denied.  On July 21, 2006, the court denied plaintiffs’ motion to file an amended and supplemental complaint.

On July 23, 2004, Ronson Corporation and certain of its directors filed a counterclaim and third-party complaint against Steel Partners II, L.P., Warren G. Lichtenstein and certain close associates, namely, Jack Howard, Howard M. Lorber and Ronald Hayes.  The counterclaim and third-party complaint is based upon the New Jersey Shareholders Protection Act, the Company’s preferred shares rights plan, tortious interference with prospective business advantage and negligently caused economic loss, and seeks compensatory and punitive damages, costs of suit and interest, as well as entry of a judgment directing the public disclosure of all limited partners of Steel Partners II, L.P., and persons acting directly or indirectly in concert with them in connection with the acquisition or attempted acquisition of stock in, or control of, the Company, and divestiture by defendants of shares of Common Stock acquired subsequent to the initial filing on Schedule 13D by Steel Partners II, L.P.  A motion to dismiss by Steel Partners, Warren Lichtenstein and Jack Howard dated November 21, 2006 has been granted by the court as to the allegations of prima facie tort and denied as to all other counts, and motions to dismiss by Howard Lorber dated October 6, 2006 and by Ronald Hayes, dated November 8, 2006, respectively, have been granted as to the allegations of unfair competition and prima facie tort and in all other respects denied.

Although discovery, except for expert discovery, had been completed and the matter had a trial date for September, 2007, the parties intensified settlement discussions that had begun many months earlier, and, on October 12, 2007, finalized a settlement – subject to Court approval – which in form and substance was acceptable to Ronson and the individual defendants.

In accordance with the Notice to Shareholders required by the court, the settlement terms, as indicated in the Joint Press Release issued on October 16, 2007, can be reviewed in detail on Ronson’s website, www.ronsoncorp.com, and on the SEC website, www.sec.gov.

The settlement is subject to approval of the Superior Court of New Jersey, and by the Order dated October 12, 2007, the court has provided for the filing and service of objections, if any, to the settlement, and for a final settlement hearing on December 4, 2007.

Steel Partners II, L.P. v. Louis V. Aronson II, Robert A. Aronson, Barbara L. Collins, Carl W. Dinger III, Paul H. Einhorn, Erwin M. Ganz, Daryl K. Holcomb, I. Leo Motiuk, Gerard J. Quinnan, Justin P. Walder and Saul H. Weisman (DMC-MF).

On or about April 14, 2005, Steel Partners II L.P. commenced an action, on its own behalf as a shareholder of the Company, in the United States District Court for the District of New Jersey, against the current directors of the Company (other than Edward E. David, Jr.), as well as Daryl K. Holcomb, the Company’s chief financial officer, and Carl W. Dinger, a shareholder of and consultant to the Company.  The action alleges, among other things, that defendants should be treated collectively as an “Acquiring Person” under the Company’s preferred shares rights agreement, and that their acquisition and ownership of more than 12% of the outstanding stock of the Company has triggered the provisions of the preferred shares rights agreement with respect to the offering of rights to shareholders, including plaintiff (notwithstanding that in its derivative action in the Superior Court of New Jersey, Steel Partners has challenged the legality and enforceability of the Company’s preferred shares rights agreement).  The action alleges further that the defendants as a group have become an “interested shareholder” under the New Jersey Shareholder Protection Act, and that the defendants have violated reporting requirements under Section 13(d) of the Securities Exchange Act of 1934 and Rule 13-d promulgated by the Securities Exchange Commission by failing to disclose an alleged agreement to coordinate their purchases of the Company’s stock for the purposes of placing voting control in the hands of Louis V. Aronson II and for other undisclosed purposes.

On April 13, 2006, the court denied the motion to dismiss filed by the Company’s directors and its chief financial officer in July 2005.  The motion filed by the Company’s directors and chief financial officer seeking certification of the order by the court, so that a petition seeking permission to appeal to the U.S. Court of Appeals for the Third Circuit may be filed, was denied on December 22, 2006.

In connection with the settlement of the State Court action referred to above (ESX-101-03), it is a term and condition of that settlement that this Federal Court action will be dismissed by the plaintiff against all defendants with prejudice and without costs.  As indicated above, the State Court is holding a settlement hearing on December 4, 2007, at which time it will determine whether or not to approve the settlement of the State Court action.  While this action has been administratively dismissed, in the event the State Court action settlement is approved, a formal Stipulation of Dismissal of the Federal Court action will be filed.

2. INDEPENDENT AUDITORS

Demetrius & Company, L.L.C., has been selected and is recommended to stockholders for ratification as auditors for the year ending December 31, 2007. A representative of Demetrius & Company, L.L.C. is expected to attend the Meeting with the opportunity to make a statement and respond to appropriate questions from stockholders present at the Meeting.

The Board of Directors recommends that stockholders vote FOR the ratification of the selection of Demetrius & Company, L.L.C.

FEES BILLED FOR SERVICES RENDERED BY INDEPENDENT AUDITORS

The fees billed for services provided to the Company by Demetrius & Company, L.L.C., for the years 2006 and 2005 were as follows:

	2006	2005
Audit fees	$98,325	$83,150
Audit-related fees	-	-
Tax fees, primarily related to
tax return preparation	15,427	16,000
All other fees	-	-

The Audit Committee of the Board of Directors pre-approves substantially all of the services of the Company’s auditing firm.  These pre-approved services are approved by the Audit Committee based upon “not to exceed” proposals in advance of the Company’s Annual Meeting of Stockholders.  In the years ended December 31, 2006 and 2005, no services were provided which had not been pre-approved.

FINANCIAL STATEMENTS

For financial statements of the Company and its subsidiaries, stockholders are requested to refer to the Company’s Annual Report for 2006 sent to stockholders in June 2007.

CONTACTING THE BOARD OF DIRECTORS

The Company believes that it is important for stockholders to be able to communicate with its directors. Stockholders interested in communicating directly with the Board, the Chairman or the non-management directors as a group may do so by sending a letter to Board of Directors, c/o Corporate Secretary, Ronson Corporation, P.O. Box 6707, Somerset, NJ 08875. Inquiries and other communications may be submitted anonymously and confidentially.

The Corporate Secretary will review the correspondence and forward it to the Chairman of the Board, the Nominating Committee, Chairman of the Audit Committee or to any individual director or group of directors or Committee of the Board to whom the communication is directed, as applicable, if the communication is relevant to and consistent with the Company’s business and financial operations, policies and corporate philosophies.

The Corporate Secretary has the authority to discard or disregard any inappropriate communications or to take other appropriate actions with respect to any such communications that are reasonably determined to be unduly hostile, threatening, and illegal or are otherwise not reasonably related to the Company’s business.

The Company’s policy is that Directors attend the Meeting.  Nine of the Company’s Directors attended the Company’s 2006 Annual Meeting of Stockholders.

MISCELLANEOUS

Financial and other reports will be presented at the Meeting, and minutes of the previous meeting of stockholders will be made available for inspection by stockholders present at the Meeting, but it is not intended that any action will be taken in respect thereof.

At the time of filing this proxy statement with the SEC, the Board was not aware that any matters not referred to herein would be presented for action at the Meeting. If any other matters properly come before the Meeting, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the judgment of the persons voting them. It is also intended that discretionary authority will be exercised with respect to the vote on any matters incident to the conduct of the Meeting.

Proposals by stockholders intended to be presented at the 2008 Annual Meeting of Stockholders must be received by the Company no later than July 3, 2008, in order to be included in the proxy statement and on the form of proxy which will be solicited by the Board in connection with that meeting.

Justin P. Walder
Secretary

Date:      November 1, 2007

Upon the written request of any record holder or beneficial owner of Common Stock entitled to vote at the Meeting, the Company will provide without charge a copy of its Annual Report on Form 10-K as filed with the SEC for the year 2006.

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY RONSON CORPORATION Corporate Park III, Campus Dr., P.O. Box 6707 Somerset, New Jersey 08875

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
DECEMBER 6, 2007

The undersigned, revoking all previous proxies, hereby appoints LOUIS V. ARONSON II, JUSTIN P. WALDER and ERWIN M. GANZ, and each of them, proxies of the undersigned, with full power of substitution, to vote and act for the undersigned at the Annual Meeting of Stockholders of the Corporation to be held at 10:00 a.m. (Eastern Standard Time) on December 6, 2007, at the Holiday Inn Somerset, 195 Davidson Avenue, Somerset, New Jersey, and at any adjournment thereof, as indicated below on those matters described in the proxy statement and in accordance with their discretion on such other matters as may properly come before the meeting.

The Board of Directors RECOMMENDS a vote "FOR" Items #1 and 2.
	For	With- hold	Except
1. ELECTION OF DIRECTORS Nominees:	☐	☐	☐

Class II (term expires at 2010 Annual Meeting of Stockholders):

Erwin M. Ganz Justin P. Walder

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark "Except" and write that nominee's name in the space provided below.

	For	Against	Abstain
2. To ratify the appointment of DEMETRIUS & COMPANY, L.L.C., as independent auditors for the year 2007.	☐	☐	☐

        This proxy is solicited on behalf of Ronson Corporation's Board of Directors.

Please be sure to sign in the box below and date this Proxy	Date
Stockholder(s) sign above
Before signing, see statement on reverse side.

^ Detach above card, sign, date and mail in postage-paid envelope provided. ^
RONSON CORPORATION
        THIS PROXY WILL, WHEN PROPERLY EXECUTED, BE VOTED IN THE MANNER DIRECTED BY THE STOCKHOLDER(S). IF NO DIRECTION IS MADE, PROXY WILL BE VOTED (1) FOR THE ELECTION OF ALL OF THE NOMINEES FOR DIRECTOR LISTED ON THIS PROXY and (2) FOR RATIFICATION OF THE APPOINTMENT OF DEMETRIUS & COMPANY, L.L.C., AS INDEPENDENT AUDITORS FOR THE YEAR 2007.

      Please sign your name (or names) exactly as it appears on your stock certificate(s), indicating any official position or representative capacity. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer or partner.

PLEASE ACT PROMPTLY SIGN, DATE & MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

THIS PROXY WILL, WHEN PROPERLY EXECUTED, BE VOTED IN THE MANNER DIRECTED BY THE STOCKHOLDER(S). IF NO DIRECTION IS MADE, PROXY WILL BE VOTED (1) FOR THE ELECTION OF ALL OF THE NOMINEES FOR DIRECTOR LISTED ON THIS PROXY AND (2) FOR RATIFICATION OF THE APPOINTMENT OF DEMETRIUS &  COMPANY, L.L.C., AS INDEPENDENT AUDITORS FOR THE YEAR 2007.